Independent Valuation of SEALSQ Corp.

February 2nd, 2023

Newbridge Disclaimer

This independent valuation presentation and its analyses are for the use and benefit of the Board of Directors of SEALSQ Corp. (“SEALSQ” or the “Company”) and WISeKey International Holding AG (SIX:WIHN, NASDAQ:WKEY), (“WKEY” or the “Parent"), their committees, auditors and legal counsels, Investment Banking firms and other financing partners, the NASDAQ and the U.S. Securities and Exchange Commission. Newbridge Securities Corporation (“Newbridge”) does not express any opinion as to the future performance of the Company, Parent, or any of its successor entities or the price at which their respective securities may trade in the future.

These materials are based on information contained in publicly available documents and certain other information provided to Newbridge by the management of both the Company and the Parent. Newbridge has relied upon the accuracy and completeness of such publicly available information and other information supplied to Newbridge.

Newbridge does not own any interest in SEALSQ, WKEY, or any SEALSQ or WKEY affiliated companies, or any related party entities affiliated with the management team, board of directors, or >10% shareholders of SEALSQ or WKEY. Newbridge is not a legal, regulatory or tax expert. In connection with our independent valuation services, we will be paid a fee, which is not contingent upon the completion of any transaction. In addition, SEALSQ has agreed to indemnify us for certain liabilities that may arise out of the rendering of our independent valuation.

In the ordinary course of business, Newbridge, certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, SEALSQ and/or WKEY.

I	Executive Summary
II	Valuation Analyses
III	Appendix

Executive Summary

Transaction Summary

▪      WISeKey International Holding AG (SIX:WIHN, NASDAQ:WKEY) is considering spinning out certain operating assets into a separate NASDAQ public company (the “Transaction”).

▪      These operating assets will be named SEALSQ Corp., and the business is focused on designing and manufacturing the next-generation of semiconductors, with applications specifically in the IoT, digital payments and cybersecurity sectors.

Newbridge Assignment

▪      Newbridge Securities Corporation has prepared an independent, third-party valuation (the “Valuation”) of the fair value of SEALSQ Corp.

▪      The valuation has been carried out in accordance with the engagement letter dated June 15th, 2022 (the “Engagement Letter”) signed between SEALSQ and Newbridge.

Valuation Purpose

▪     The Valuation may be used (i) by the Board of Directors of SEALSQ and the Parent, (ii) for use in SEALSQ’s communications with the NASDAQ Stock Market and the U.S. Securities and Exchange Commission, (iii) The Parent and SEALSQ may also disclose the Valuation to its auditors and legal counsels, and potential financing partners.

I	Executive Summary
II	Valuation Analyses
III	Appendix

Public Comparable Valuation Analysis Summary

▪	The value derived from the Public Comparable analysis that Newbridge used shows $217.3M.

Methodology of Analysis

▪	Based upon a review of various financial data from SEALSQ, Newbridge emphasized the Public Comparable methodology of analysis to support its valuation.

	Methodologies	Considerations
Comparable Public Company Analysis	▪ Reviewed enterprise values / revenue multiples of comparable publicly traded companies.	▪ Provides for an implied valuation benchmark of SEALSQ vs. comparable public companies in the industry. ▪ Will have the most data points to review. ▪ Based on current market conditions.

Comparable Public Company Analysis

▪	Newbridge analyzed the current market valuations of comparable publicly listed companies (“peers”). Obtaining a meaningful valuation result from this method depends on ensuring a good level of comparability between SEALSQ and its peers.

▪	To arrive at this goal, the peer companies selected are those which Newbridge believes had the most similarities to SEALSQ, including:

o	In the Semiconductor sector (specifically in design and manufacturing).

o	Listed on a major U.S. national exchange (NYSE American, NASDAQ, and NYSE).

o	Market capitalization >$100M.

o	Revenue growth characteristics.

− Last Twelve Months (as of Q1-2022) of sales growth in excess of 15% vs. previous time frame last year

o	Factors that were not considered.

− Markets addressed with products.

− Whether the companies has positive net income.

Comparable Public Company Analysis (continued)

Comparable Public Company Analysis ($ in millions, except per share data)	1/20/2023		BALANCE SHEET		INCOME STATEMENT					VALUATION MULTIPLES
		Stock	Market	Total Enterprise	Total Revenue	Revenue	EBITDA	Net Income	EPS	TEV/ Revenue
Company Name	Symbol	Price	Capitalization	Value	TTM	Growth (1-YR)	TTM	TTM	TTM	TTM
Semiconductor Industr
NVIDIA Corporation	NasdaqGS:NVDA	$178.39	$439,017.8	$437,778.8	$28,566.0	265.1%	$8,718.0	$7,291.0	$2.4	15.4x
Broadcom Inc.	NasdaqGS:AVGO	$570.78	$238,521.1	$266,083.1	$33,203.0	97.6%	$19,270.0	$14,286.0	$26.5	7.2x
Advanced Micro Devices, Inc.	NasdaqGS:AMD	$70.07	$112,977.8	$110,276.8	$22,828.0	81.4%	$5,547.0	$2,987.0	$1.5	4.9x
Analog Devices, Inc.	NasdaqGS:ADI	$165.17	$84,120.4	$89,589.4	$12,014.0	65.7%	$6,118.2	$3,820.7	$5.3	7.0x
NXP Semiconductors N.V.	NasdaqGS:NXPI	$168.50	$43,664.2	$51,346.2	$12,932.0	63.4%	$4,891.0	$3,644.0	$10.0	3.4x
Microchip Technology Incorporated	NasdaqGS:MCHP	$73.60	$40,480.6	$47,509.4	$7,638.5	57.3%	$3,622.1	$2,517.1	$3.3	5.3x
Marvell Technology, Inc.	NasdaqGS:MRVL	$39.48	$33,684.3	$37,704.9	$5,844.1	53.4%	$1,809.5	$397.2	($0.2)	5.8x
GLOBALFOUNDRIES Inc.	NasdaqGS:GFS	$56.45	$30,769.4	$30,303.4	$7,854.1	47.6%	$2,583.4	$965.2	$1.5	3.9x
ON Semiconductor Corporation	NasdaqGS:ON	$66.26	$28,652.4	$29,668.8	$8,068.7	41.5%	$3,133.1	$2,574.2	$3.8	3.6x
Monolithic Power Systems, Inc.	NasdaqGS:MPWR	$397.78	$18,672.6	$17,940.7	$1,670.6	36.9%	$509.5	$472.9	$8.1	11.2x
Lattice Semiconductor Corporation	NasdaqGS:LSCC	$72.48	$9,934.1	$9,990.2	$626.2	33.0%	$195.9	$167.8	$1.1	15.9x
Wolfspeed, Inc.	NYSE:WOLF	$79.92	$9,927.1	$10,088.1	$830.9	31.5%	($16.5)	($144.3)	($2.1)	11.9x
Allegro MicroSystems, Inc.	NasdaqGS:ALGM	$32.45	$6,207.9	$5,954.8	$842.3	30.2%	$191.9	$143.9	$0.6	7.4x
Silicon Laboratories Inc.	NasdaqGS:SLAB	$148.16	$4,931.2	$4,083.8	$975.5	28.0%	$157.3	$97.8	$1.9	5.1x
Cirrus Logic, Inc.	NasdaqGS:CRUS	$86.29	$4,751.2	$4,538.1	$1,972.5	26.9%	$490.6	$422.5	$6.0	2.4x
Synaptics Incorporated	NasdaqGS:SYNA	$115.35	$4,599.1	$4,724.2	$1,815.1	26.2%	$575.0	$418.7	$6.9	2.5x
Rambus Inc.	NasdaqGS:RMBS	$42.01	$4,515.3	$4,296.4	$424.2	26.1%	$122.9	$77.0	($0.2)	10.6x
Diodes Incorporated	NasdaqGS:DIOD	$86.67	$3,940.9	$3,946.4	$1,984.5	23.8%	$522.7	$398.5	$6.6	2.0x
Ambarella, Inc.	NasdaqGS:AMBA	$86.03	$3,334.3	$3,144.5	$344.5	23.6%	($49.6)	($61.0)	($1.7)	9.7x
Impinj, Inc.	NasdaqGS:PI	$127.94	$3,315.6	$3,428.8	$233.8	22.1%	($20.9)	($26.8)	($1.8)	14.2x
MaxLinear, Inc.	NasdaqGS:MXL	$36.97	$2,904.6	$2,911.6	$1,077.6	21.8%	$248.4	$169.5	$1.5	2.7x
SiTime Corporation	NasdaqGM:SITM	$111.44	$2,389.2	$1,836.3	$298.5	21.8%	$43.8	$33.0	$2.0	8.0x
Credo Technology Group Holding Ltd	NasdaqGS:CRDO	$15.00	$2,201.4	$1,977.5	$167.2	20.9%	$3.2	($3.9)	($0.1)	13.2x
Semtech Corporation	NasdaqGS:SMTC	$32.53	$2,076.6	$1,929.4	$779.6	19.7%	$206.0	$175.5	$2.3	2.7x
indie Semiconductor, Inc.	NasdaqCM:INDI	$7.20	$900.9	$758.3	$96.7	18.8%	($100.3)	($115.1)	($0.5)	9.3x
Alpha and Omega Semiconductor Limited	NasdaqGS:AOSL	$31.34	$859.0	$646.1	$799.0	17.4%	$140.7	$102.6	$15.9	1.1x
CEVA, Inc.	NasdaqGS:CEVA	$32.23	$747.3	$618.2	$135.3	17.1%	$10.3	$2.2	($0.9)	5.5x
Navitas Semiconductor Corporation	NasdaqGM:NVTS	$4.40	$675.1	$566.0	$32.9	15.8%	($119.2)	($122.4)	($0.3)	20.5x
Transphorm, Inc.	NasdaqCM:TGAN	$5.12	$290.0	$271.8	$18.4	15.7%	($18.9)	($19.8)	($0.4)	15.8x

									Average	7.9x

Source: S&P Capital IQ (as of January 22nd, 2023)

Comparable Public Company Analysis (continued)

(1)	SEALSQ Revenue estimates, as well as initial cash and debt levels were obtained from the management team of SEALSQ and the Parent.

(2)	See page 8 for further detail on Semiconductor EV/Sales multiples.

I	Executive Summary
II	Valuation Analyses
III	Appendix

Comparable Public Company Analysis | Business Descriptions

Semiconductor Industry (United States)
Name	Ticker	Business Description
NVIDIA Corporation	NasdaqGS:NVDA	NVIDIA Corporation provides graphics, and compute and networking solutions in the United States, Taiwan, China, and internationally. The company’s Graphics segment offers GeForce GPUs for gaming and PCs, the GeForce NOW game streaming service and related infrastructure, and solutions for gaming platforms; Quadro/NVIDIA RTX GPUs for enterprise workstation graphics; vGPU software for cloud-based visual and virtual computing; automotive platforms for infotainment systems; and Omniverse software for building 3D designs and virtual worlds. Its Compute & Networking segment provides Data Center platforms and systems for AI, HPC, and accelerated computing; Mellanox networking and interconnect solutions; automotive AI Cockpit, autonomous driving development agreements, and autonomous vehicle solutions; cryptocurrency mining processors; Jetson for robotics and other embedded platforms; and NVIDIA AI Enterprise and other software. The company’s products are used in gaming, professional visualization, datacenter, and automotive markets. NVIDIA Corporation sells its products to original equipment manufacturers, original device manufacturers, system builders, add-in board manufacturers, retailers/distributors, independent software vendors, Internet and cloud service providers, automotive manufacturers and tier-1 automotive suppliers, mapping companies, start-ups, and other ecosystem participants. It has a strategic collaboration with Kroger Co. NVIDIA Corporation was incorporated in 1993 and is headquartered in Santa Clara, California.
Broadcom Inc.	NasdaqGS:AVGO	Broadcom Inc. designs, develops, and supplies various semiconductor devices with a focus on complex digital and mixed signal complementary metal oxide semiconductor based devices and analog III-V based products worldwide. The company operates in two segments, Semiconductor Solutions and Infrastructure Software. It provides set-top box system-on-chips (SoCs); cable, digital subscriber line, and passive optical networking central office/consumer premise equipment SoCs; wireless local area network access point SoCs; Ethernet switching and routing merchant silicon products; embedded processors and controllers; serializer/deserializer application specific integrated circuits; optical and copper, and physical layers; and fiber optic transmitter and receiver components. The company also offers RF front end modules, filters, and power amplifiers; Wi-Fi, Bluetooth, and global positioning system/global navigation satellite system SoCs; custom touch controllers; serial attached small computer system interface, and redundant array of independent disks controllers and adapters; peripheral component interconnect express switches; fiber channel host bus adapters; read channel based SoCs; custom flash controllers; preamplifiers; and optocouplers, industrial fiber optics, and motion control encoders and subsystems. Its products are used in various applications, including enterprise and data center networking, home connectivity, set-top boxes, broadband access, telecommunication equipment, smartphones and base stations, data center servers and storage systems, factory automation, power generation and alternative energy systems, and electronic displays. Broadcom Inc. was incorporated in 2018 and is headquartered in San Jose, California.
Advanced Micro Devices, Inc.	NasdaqGS:AMD	Advanced Micro Devices, Inc. operates as a semiconductor company worldwide. The company operates in two segments, Computing and Graphics; and Enterprise, Embedded and Semi-Custom. Its products include x86 microprocessors as an accelerated processing unit, chipsets, discrete and integrated graphics processing units (GPUs), data center and professional GPUs, and development services; and server and embedded processors, and semi-custom System-on-Chip (SoC) products, development services, and technology for game consoles. The company provides processors for desktop and notebook personal computers under the AMD Ryzen, AMD Ryzen PRO, Ryzen Threadripper, Ryzen Threadripper PRO, AMD Athlon, AMD Athlon PRO, AMD FX, AMD A-Series, and AMD PRO A-Series processors brands; discrete GPUs for desktop and notebook PCs under the AMD Radeon graphics, AMD Embedded Radeon graphics brands; and professional graphics products under the AMD Radeon Pro and AMD FirePro graphics brands. It also offers Radeon Instinct, Radeon PRO V-series, and AMD Instinct accelerators for servers; chipsets under the AMD trademark; microprocessors for servers under the AMD EPYC; embedded processor solutions under the AMD Athlon, AMD Geode, AMD Ryzen, AMD EPYC, AMD R-Series, and G-Series processors brands; and customer-specific solutions based on AMD CPU, GPU, and multi-media technologies, as well as semi-custom SoC products. It serves original equipment manufacturers, public cloud service providers, original design manufacturers, system integrators, independent distributors, online retailers, and add-in-board manufacturers through its direct sales force, independent distributors, and sales representatives. The company was incorporated in 1969 and is headquartered in Santa Clara, California.

Source: S&P Capital IQ (as of January 20th, 2023)

Comparable Public Company Analysis | Business Descriptions (continued)

Semiconductor Industry (United States)
Name	Ticker	Business Description
Analog Devices, Inc.	NasdaqGS:ADI	Analog Devices, Inc. designs, manufactures, tests, and markets integrated circuits (ICs), software, and subsystems that leverage analog, mixed-signal, and digital signal processing technologies. The company provides data converter products, which translate real-world analog signals into digital data, as well as translates digital data into analog signals; power management and reference products for power conversion, driver monitoring, sequencing, and energy management applications in the automotive, communications, industrial, and high-end consumer markets; and power ICs include performance, integration, and software design simulation tools for accurate power supply designs. It also offers high-performance amplifiers to condition analog signals; and radio frequency and microwave ICs to support cellular infrastructure; and microelectromechanical systems technology solutions, including accelerometers used to sense acceleration, gyroscopes for sense rotation, inertial measurement units to sense multiple degrees of freedom, and broadband switches for radio and instrument systems, as well as isolators. In addition, the company offers digital signal processing and system products for high-speed numeric calculations. It serves clients in the industrial, automotive, consumer, instrumentation, aerospace, and communications markets through a direct sales force, third-party distributors, and independent sales representatives in the United States, the rest of North and South America, Europe, Japan, China, and rest of Asia, as well as through its Website. Analog Devices, Inc. was incorporated in 1965 and is headquartered in Wilmington, Massachusetts.
NXP Semiconductors N.V.	NasdaqGS:NXPI	NXP Semiconductors N.V. offers various semiconductor products. The company’s product portfolio includes microcontrollers; application processors, including i.MX application processors, and i.MX 8 and 9 family of applications processors; communication processors; wireless connectivity solutions, such as near field communications, ultra-wideband, Bluetooth low-energy, Zigbee, and Wi-Fi and Wi-Fi/Bluetooth integrated SoCs; analog and interface devices; radio frequency power amplifiers; and security controllers, as well as semiconductor-based environmental and inertial sensors, including pressure, inertial, magnetic, and gyroscopic sensors. The company's product solutions are used in a range of applications, including automotive, industrial and Internet of Things, mobile, and communication infrastructure. The company markets its products to various original equipment manufacturers, contract manufacturers, and distributors. It operates in China, the Netherlands, the United States, Singapore, Germany, Japan, South Korea, Malaysia, and internationally. The company was formerly known as KASLION Acquisition B.V and changed its name to NXP Semiconductors N.V. in May 2010. NXP Semiconductors N.V. was incorporated in 2006 and is headquartered in Eindhoven, the Netherlands.
Marvell Technology, Inc.	NasdaqGS:MRVL	Marvell Technology, Inc., together with its subsidiaries, designs, develops, and sells analog, mixed-signal, digital signal processing, and embedded and standalone integrated circuits. It offers a portfolio of Ethernet solutions, including controllers, network adapters, physical transceivers, and switches; single or multiple core processors; ASIC; and printer System-on-a-Chip products and application processors. The company also provides a range of storage products comprising storage controllers for hard disk drives (HDD) and solid-state drives that support various host system interfaces consisting of serial attached SCSI (SAS), serial advanced technology attachment (SATA), peripheral component interconnect express, non-volatile memory express (NVMe), and NVMe over fabrics; and fiber channel products, including host bus adapters, and controllers for server and storage system connectivity. It has operations in the United States, China, Malaysia, the Philippines, Thailand, Singapore, India, Israel, Japan, South Korea, Taiwan, and Vietnam. Marvell Technology, Inc. was incorporated in 1995 and is headquartered in Wilmington, Delaware.
Microchip Technology Incorporated	NasdaqGS:MCHP	Microchip Technology Incorporated develops, manufactures, and sells smart, connected, and secure embedded control solutions in the Americas, Europe, and Asia. The company offers general purpose 8-bit, 16-bit, and 32-bit microcontrollers; 32-bit embedded microprocessors markets; and specialized microcontrollers for automotive, industrial, computing, communications, lighting, power supplies, motor control, human machine interface, security, wired connectivity, and wireless connectivity applications. It also provides development tools that enable system designers to program microcontroller and microprocessor products for specific applications; field-programmable gate array (FPGA) products; and analog, interface, mixed signal, and timing products comprising power management, linear, mixed-signal, high-voltage, thermal management, discrete diodes and metal oxide semiconductor field effect transistors (MOSFETS), radio frequency (RF), drivers, safety, security, timing, USB, Ethernet, wireless, and other interface products. In addition, the company offers memory products consisting of serial electrically erasable programmable read-only memory, serial flash memories, parallel flash memories, serial static random access memories, and serial electrically erasable random access memories for the production of very small footprint devices; and licenses its SuperFlash embedded flash and NVM technologies to foundries, integrated device manufacturers, and design partners for use in the manufacture of microcontroller products, gate array, RF, analog, and neuromorphic compute products that require embedded non-volatile memory, as well as provides engineering services. Further, it offers wafer foundry and assembly, and test subcontracting manufacturing services; and timing systems products, application specific integrated circuits, and aerospace products. Microchip Technology Incorporated was incorporated in 1989 and is headquartered in Chandler, Arizona.

Source: S&P Capital IQ (as of January 20th, 2023)

Comparable Public Company Analysis | Business Descriptions (continued)

Semiconductor Industry (United States)
Name	Ticker	Business Description
GLOBALFOUNDRIES Inc.	NasdaqGS:GFS	GLOBALFOUNDRIES Inc. operates as a semiconductor foundry worldwide. It manufactures integrated circuits, which enable various electronic devices that are pervasive. The company manufactures a range of semiconductor devices, including microprocessors, mobile application processors, baseband processors, network processors, radio frequency modems, microcontrollers, power management units, and microelectromechanical systems, as well as offers mainstream wafer fabrication services and technologies. The company was founded in 2009 and is based in Malta, New York.
ON Semiconductor Corporation	NasdaqGS:ON	ON Semiconductor Corporation provides intelligent sensing and power solutions worldwide. Its intelligent power technologies enable the electrification of the automotive industry that allows for lighter and longer-range electric vehicles, empowers fast-charging systems, and propels sustainable energy for the solar strings, industrial power, and storage systems. The company operates through three segments the Power Solutions Group, the Advanced Solutions Group, and the Intelligent Sensing Group segments. It offers analog, discrete, module, and integrated semiconductor products that perform multiple application functions, including power switching and conversion, signal conditioning, circuit protection, signal amplification, and voltage regulation functions. The company also designs and develops analog, mixed-signal, advanced logic, application specific standard product and ASICs, radio frequency, and integrated power solutions for end-users in end-markets, as well as provides foundry and design services for government customers. In addition, it develops complementary metal oxide semiconductor image sensors, image signal processors, and single photon detectors, including silicon photomultipliers and single photon avalanche diode arrays, as well as actuator drivers for autofocus and image stabilization for a broad base of end-users in various end-markets. ON Semiconductor Corporation was incorporated in 1992 and is headquartered in Phoenix, Arizona.
Monolithic Power Systems, Inc.	NasdaqGS:MPWR	Monolithic Power Systems, Inc. engages in the design, development, marketing, and sale of semiconductor-based power electronics solutions for the computing and storage, automotive, industrial, communications, and consumer markets. The company provides direct current (DC) to DC integrated circuits (ICs) that are used to convert and control voltages of various electronic systems, such as portable electronic devices, wireless LAN access points, computers and notebooks, monitors, infotainment applications, and medical equipment. It also offers lighting control ICs for backlighting that are used in systems, which provide the light source for LCD panels in notebook computers, monitors, car navigation systems, and televisions, as well as for general illumination products. The company sells its products through third-party distributors and value-added resellers, as well as directly to original equipment manufacturers, original design manufacturers, electronic manufacturing service providers, and other end customers in China, Taiwan, Europe, South Korea, Southeast Asia, Japan, the United States, and internationally. Monolithic Power Systems, Inc. was incorporated in 1997 and is headquartered in Kirkland, Washington.
Wolfspeed, Inc.	NYSE:WOLF	Wolfspeed, Inc. provides silicon carbide and gallium nitride (GaN) materials, power devices, and radio frequency (RF) devices based on wide bandgap semiconductor materials and silicon. The company’s silicon carbide and GaN materials comprise silicon carbide bare wafers, epitaxial wafers, and GaN epitaxial layers on silicon carbide wafers. It offers silicon carbide materials for customers to manufacture products for RF, power, and other applications. The company’s power devices include silicon carbide Schottky diodes, metal oxide semiconductor field effect transistors (MOSFETs), power modules, and gate driver boards for customers and distributors to use in applications, such as electric vehicles comprising charging infrastructure, server power supplies, solar inverters, uninterruptible power supplies, industrial power supplies, and other applications. Its RF devices comprise GaN-based die, high-electron mobility transistors, monolithic microwave integrated circuits, and laterally diffused MOSFET power transistors for telecommunications infrastructure, military, and other commercial applications. The company’s products are also used in transportation, fast charging, wireless systems, 5G, motor drives, renewable energy and storage, and aerospace and defense applications; and materials products and RF devices are used in military communications, radar, satellite, and telecommunication applications. It serves customers in North America, Asia, and Europe. The company was formerly known as Cree, Inc. and changed its name to Wolfspeed, Inc. in October 2021. Wolfspeed, Inc. was founded in 1987 and is headquartered in Durham, North Carolina.
Lattice Semiconductor Corporation	NasdaqGS:LSCC	Lattice Semiconductor Corporation, together with its subsidiaries, develops and sells semiconductor products in Asia, Europe, and the Americas. The company offers field programmable gate arrays that consist of four product families, including the Certus-NX and ECP, Mach, iCE40, and CrossLink. It also provides video connectivity application specific standard products. In addition, the company licenses its technology portfolio through standard IP and IP core licensing, patent monetization, and IP services. It sells its products directly to end customers, and indirectly through a network of independent manufacturers’ representatives and independent distributors. The company primarily serves original equipment manufacturers in the communications and computing, consumer, and industrial and automotive end markets. Lattice Semiconductor Corporation was incorporated in 1983 and is headquartered in Hillsboro, Oregon.

Source: S&P Capital IQ (as of January 20th, 2023)

Comparable Public Company Analysis | Business Descriptions (continued)

Semiconductor Industry (United States)
Name	Ticker	Business Description
Synaptics Incorporated	NasdaqGS:SYNA	Synaptics Incorporated develops and supplies semiconductor products and solutions worldwide. The company offers AudioSmart for voice and audio processing; ConnectSmart for high-speed video/audio/data connectivity; DisplayLink for transmitting compressed video frames across low bandwidth connections; VideoSmart that enables set-top boxes or over-the-top, streaming devices, soundbars, surveillance cameras, and smart displays; and ImagingSmart solutions. It also provides Natural ID, a fingerprint ID product that is used in automobiles, notebook personal computers (PCs), PC peripherals, and other applications; TouchPad, a touch-sensitive pad that senses the position and movement of one or more fingers on its surface; SecurePad that integrates fingerprint sensor directly into the TouchPad area; ClickPad that offers a clickable mechanical design; and ForcePad. In addition, the company offers ClearPad, which enables users to interact directly with the display on mobile smartphones, tablets, and automobiles; ClearView products that provide advanced image processing and low power technology for displays on smartphones and tablets; and TouchView products, a touch controller and display driver integration product. Further, it provides TouchPad with a pointing stick in a single notebook computer enabling users to select their interface of choice; TouchStyk, a self-contained pointing stick module; ultra-low power edge artificial intelligence platform for battery powered wireless devices; and wireless connectivity solutions comprising Wi-Fi, Bluetooth, global positioning system, and global navigation satellite system. The company sells its products through direct sales, outside sales representatives, distributors, and resellers to mobile and PC OEMs; IoT OEMs; and consumer electronics manufacturers. The company was incorporated in 1986 and is headquartered in San Jose, California.
Silicon Laboratories Inc.	NasdaqGS:SLAB	Silicon Laboratories Inc., a fabless semiconductor company, provides various analog-intensive mixed-signal solutions in the United States, China, and internationally. The company’s products include wireless microcontrollers and sensor products. Its products are used in various electronic products in a range of applications for the Internet of Things (IoT), including connected home and security, industrial automation and control, smart metering, smart lighting, commercial building automation, consumer electronics, asset tracking, and medical instrumentation. The company sells its products through its direct sales force, as well as through a network of independent sales representatives and distributors. Silicon Laboratories Inc. was founded in 1996 and is headquartered in Austin, Texas.
Cirrus Logic, Inc.	NasdaqGS:CRUS	Cirrus Logic, Inc., a fabless semiconductor company, provides low-power and high-precision mixed-signal processing solutions in the United States and internationally. It offers portable products, including codecs components that integrate analog-to-digital converters (ADCs) and digital-to-analog converters (DACs) into a single integrated circuit (IC); smart codecs, a codec with digital signal processer; boosted amplifiers; digital signal processors; and SoundClear technology, which consists of a portfolio of tools, software, and algorithms that helps to enhance user experience with features, such as louder, high-fidelity sound, audio playback, voice capture, hearing augmentation, and active noise cancellation. The company’s audio products are used in smartphones, tablets, wireless headsets, laptops, AR/VR headsets, home theater systems, automotive entertainment systems, and professional audio systems. It also provides high-performance mixed-signal products, such as haptic driver and sensing solutions, camera controllers, power conversion, and control ICs and fast-charging ICs used in various industrial and energy applications comprising digital utility meters, power supplies, energy control, energy measurement, and energy exploration. The company markets and sells its products through direct sales force, external sales representatives, and distributors. Cirrus Logic, Inc. was incorporated in 1984 and is headquartered in Austin, Texas.
Allegro MicroSystems, Inc.	NasdaqGS:ALGM	Allegro MicroSystems, Inc. designs, develops, manufactures, and markets sensor integrated circuits (ICs) and application-specific analog power ICs for motion control and energy-efficient systems. Its products include magnetic sensor ICs, such as position, speed, and current sensor ICs; power ICs comprising motor driver ICs, and regulator and LED driver ICs; and photonic and 3D sensing components, including photodiodes, eye-safe lasers, and readout ICs for LiDAR applications. The company sells its products to original equipment manufacturers and suppliers primarily in the automotive and industrial markets through its direct sales force, third party distributors, independent sales representatives, and consignment. It operates in the United States, rest of the Americas, Europe, Japan, Greater China, South Korea, and other Asian markets. The company was founded in 1990 and is headquartered in Manchester, New Hampshire. Allegro MicroSystems, Inc. is a subsidiary of Sanken Electric Co., Ltd.

Source: S&P Capital IQ (as of January 20th, 2023)

Comparable Public Company Analysis | Business Descriptions (continued)

Semiconductor Industry (United States)
Name	Ticker	Business Description
Semtech Corporation	NasdaqGS:SMTC	Semtech Corporation designs, develops, manufactures, and markets analog and mixed-signal semiconductor products and advanced algorithms. It provides signal integrity products, including a portfolio of optical data communications and video transport products used in various infrastructure, and industrial applications; a portfolio of integrated circuits for data centers, enterprise networks, passive optical networks, wireless base station optical transceivers, and high-speed interface applications; and video products for broadcast applications, as well as video-over-IP technology for professional audio video applications. The company also offers protection products, such as filter and termination devices that are integrated with the transient voltage suppressor devices, which protect electronic systems from voltage spikes; and wireless and sensing products comprising a portfolio of specialized radio frequency products used in various industrial, medical, and communications applications, as well as specialized sensing products used in industrial and consumer applications. In addition, it provides power products consisting of switching voltage regulators, combination switching and linear regulators, smart regulators, isolated switches, and wireless charging that control, alter, regulate, and condition the power within electronic systems. The company serves original equipment manufacturers and their suppliers in the enterprise computing, communications, and consumer and industrial end-markets. It sells its products directly, as well as through independent sales representative firms and independent distributors in North America, Europe, Asia- Pacific, and internationally. The company was incorporated in 1960 and is headquartered in Camarillo, California.
SiTime Corporation	NasdaqGM:SITM	SiTime Corporation designs, develops, and sells silicon timing systems solutions in Taiwan, Hong Kong, the United States, and internationally. The company provides resonators and clock integrated circuits, and various types of oscillators. Its solutions have applications in various markets, including communications and enterprise, automotive, industrial, Internet of Things, mobile, consumer, and aerospace and defense. The company sells its timing products through distributors and resellers. SiTime Corporation was incorporated in 2003 and is headquartered in Santa Clara, California.
Diodes Incorporated	NasdaqGS:DIOD	Diodes Incorporated designs, manufactures, and supplies application-specific standard products in the discrete, logic, analog, and mixed-signal semiconductor markets worldwide. It focuses on low pin count semiconductor devices with one or more active or passive components. The company offers discrete semiconductor products, such as MOSFET, TVS, and performance Schottky rectifiers; GPP bridges and retifiers, and performance Schottky diodes; Zener and performance Zener diodes, including tight tolerance and low operating current type; standard, fast, super-fast, and ultra-fast recovery rectifiers; bridge rectifiers; switching diodes; small signal bipolar and prebiased transistors; thyristor surge protection devices; and transient voltage suppressors. It also provides analog products, such as power management devices comprising AC-DC and DC-DC converters, USB power switches, and low dropout and linear voltage regulators; linear devices, such as operational amplifiers and comparators, current monitors, voltage references, and reset generators; LED lighting drivers; audio amplifiers; and sensor products, including hall-effect sensors and motor drivers. The company offers mixed-signal products, such as high speed mux/demux products, digital switches, interfaces, redrivers, universal level shifters/voltage translator, clock ICs, and packet switches; standard logic products comprising low-voltage complementary metal–oxide–semiconductor (CMOS) and high-speed CMOS devices; ultra-low power CMOS logic products and analog switches; multichip products and co-packaged discrete, analog, and mixed-signal silicon in miniature packages; silicon and silicon epitaxial wafers; and crystals and oscillators. It sells its products to the consumer electronics, computing, communications, industrial, and automotive markets through direct sales, marketing personnel, independent sales representatives, and distributors. The company was incorporated in 1959 and is headquartered in Plano, Texas.
MaxLinear, Inc.	NasdaqGS:MXL	MaxLinear, Inc. provides radiofrequency (RF), high-performance analog, and mixed-signal communications systems-on-chip solutions (SoCs) for the connected home, wired and wireless infrastructure, and industrial and multi-market applications worldwide. Its products integrate various portions of a high-speed communication system, including RF, high-performance analog, mixed-signal, digital signal processing, security engines, data compression, networking layers, and power management. The company offers broadband radio transceiver front ends, data converters, embedded systems and software architecture, and architecture and system design for highly integrated end-to-end communication platform solutions. Its products are used in various electronic devices, such as cable data over cable service interface specifications (DOCSIS), fiber and DSL broadband modems and gateways; Wi-Fi and wireline routers for home networking; radio transceivers and modems for 4G/5G base-station and backhaul infrastructure; and fiber-optic modules for data center, metro, and long-haul transport networks, as well as power management and interface products. It serves electronics distributors, module makers, original equipment manufacturers (OEMs), and original design manufacturers (ODMs) through a direct sales force, third-party sales representatives, and a network of distributors. The company was incorporated in 2003 and is headquartered in Carlsbad, California.

Source: S&P Capital IQ (as of January 20th, 2023)

Comparable Public Company Analysis | Business Descriptions (continued)

Semiconductor Industry (United States)
Name	Ticker	Business Description
Ambarella, Inc.	NasdaqGS:AMBA	Ambarella, Inc. develops semiconductor solutions for video that enable high-definition (HD) and ultra HD compression, image processing, and deep neural network processing worldwide. The company’s system-on-a-chip designs integrated HD video processing, image processing, artificial intelligence computer vision algorithms, audio processing, and system functions onto a single chip for delivering video and image quality, differentiated functionality, and low power consumption. Its solutions are used in automotive cameras, such as automotive video recorders, electronic mirrors, front advanced driver assistance system camera, cabin monitoring system and driver monitoring system camera, and central domain controllers for autonomous vehicle; and professional and home internet protocol security camera; robotics and industrial application, including identification/authentication cameras, robotic products, and sensing cameras, as well as cameras for the home, public spaces, and consumer leisure comprising wearable body cameras, sports action cameras, social media cameras, drones for capturing aerial video or photographs, video conferencing, and virtual reality applications. The company sells its solutions to original design manufacturers and original equipment manufacturers through its direct sales force and distributors. Ambarella, Inc. was incorporated in 2004 and is headquartered in Santa Clara, California.
Rambus Inc.	NasdaqGS:RMBS	Rambus Inc. provides semiconductor products in the United States, Taiwan, South Korea, Japan, Europe, Canada, Singapore, China, and internationally. The company offers DDR memory interface chips, including DDR5, DDR4 and DDR3 memory interface chips to module manufacturers and OEMs; silicon IP comprising, interface and security IP solutions that move and protect data in advanced applications; and physical interface and digital controller IP to offer industry-leading, integrated memory and interconnect subsystems. It also provides a portfolio of patents that covers memory architecture, high-speed serial links, and security products. The company markets its products and services through its direct sales force and distributors. Rambus Inc. was incorporated in 1990 and is headquartered in San Jose, California.
Impinj, Inc.	NasdaqGS:PI	Impinj, Inc. operates a cloud connectivity platform in the Americas, the Asia Pacific, Europe, the Middle East, and Africa. Its platform, which comprises multiple product families, wirelessly connects individual items and delivers data about the connected items to business and consumer applications. The company’s platform comprises endpoint ICs, a miniature radios-on-a-chip that attaches to a host item and includes a number to identify the item. Its platform also consists of systems products that comprise reader ICs, readers, and gateways to wirelessly provide power to and communicate bidirectionally with endpoint ICs on host items, as well as to read, write, authenticate, and engage the endpoint ICs on those items; and software and algorithms that enables its partners to deliver use cases, such as retail self-checkout and loss prevention, and warehouse pallet and carton tracking to end-users. The company primarily serves retail, supply chain and logistics, aviation, automotive, healthcare, industrial and manufacturing, sports, food, datacenter, travel, banking, and linen and uniform tracking sectors through distributors, system integrators, value-added resellers, and software solution partners. Impinj, Inc. was incorporated in 2000 and is headquartered in Seattle, Washington.
Credo Technology Group Holding Ltd	NasdaqGS:CRDO	Credo Technology Group Holding Ltd provides various high-speed connectivity solutions for optical and electrical Ethernet applications in the United States, Mexico, Mainland China, Hong Kong, and internationally. Its products include integrated circuits, active electrical cables, and SerDes chiplets that are based on its serializer/deserializer and digital signal processor technologies. The company also offers intellectual property solutions consist of SerDes IP licensing. The company was founded in 2008 and is headquartered in San Jose, California.
Alpha and Omega Semiconductor Limited	NasdaqGS:AOSL	Alpha and Omega Semiconductor Limited designs, develops, and supplies power semiconductor products for computing, consumer electronics, communication, and industrial applications in Hong Kong, China, South Korea, the United States, and internationally. It offers power discrete products, including metal-oxide-semiconductor field-effect transistors (MOSFET), SRFETs, XSFET, electrostatic discharge, protected MOSFETs, high and mid-voltage MOSFETs, and insulated gate bipolar transistors for use in smart phone chargers, battery packs, notebooks, desktop and servers, data centers, base stations, graphics card, game boxes, TVs, AC adapters, power supplies, motor control, power tools, e-vehicles, white goods and industrial motor drives, UPS systems, solar inverters, and industrial welding. The company also provides power ICs that deliver power, as well as control and regulate the power management variables, such as the flow of current and level of voltage. Its power ICs are used in flat panel displays, TVs, Notebooks, graphic cards, servers, DVD/Blu-Ray players, set-top boxes, and networking equipment. In addition, the company offers αMOS5 MOSFET for quick charger, adapter, PC power, server, industrial power, telecom, and datacenter applications; and Transient Voltage Suppressors for laptops, televisions, and other electronic devices. Further, it provides EZBuck regulators; SOA MOSFET for hot swap applications; RigidCSP for battery management; and Type-C power delivery protection switches. The company was incorporated in 2000 and is headquartered in Sunnyvale, California.

Source: S&P Capital IQ (as of January 20th, 2023)

Comparable Public Company Analysis | Business Descriptions (continued)

Semiconductor Industry (United States)
Name	Ticker	Business Description
CEVA, Inc.	NasdaqGS:CEVA	CEVA, Inc. operates as a licensor of wireless connectivity and smart sensing technologies to semiconductor and original equipment manufacturer (OEM) companies worldwide. It designs and licenses various digital signal processors, AI processors, wireless platforms, and complementary software for sensor fusion, image enhancement, computer vision, voice input, and artificial intelligence (AI). The company licenses a family of wireless connectivity and smart sensing technologies, and integrated IP solutions, including DSP-based platforms for 5G baseband processing in mobile, IoT, and infrastructure; imaging and computer vision for any camera-enabled devices; audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets; sensor fusion software and inertial measurement unit solutions for hearables, wearables, AR/VR, PC, robotics, remote controls, and IoT; and wireless IoT for Bluetooth, Wi-Fi 4/5/6/6E, Ultra-wideband (UWB), and NB-IoT. Its technologies are licensed to companies, which design, manufacture, market, and sell application-specific integrated circuits and application-specific standard products to mobile, consumer, automotive, robotics, industrial, aerospace and defense, and IoT companies for incorporation into various end products. The company delivers its DSP cores, platforms, and AI processors in the form of a hardware description language definition; and offers development platforms, software development kits, and software debug tools that facilitate system design, debug, and software development. The company licenses its technology through a direct sales force. The company was formerly known as ParthusCeva, Inc. and changed its name to CEVA, Inc. in December 2003. CEVA, Inc. was incorporated in 1999 and is headquartered in Rockville, Maryland.
indie Semiconductor, Inc.	NasdaqCM:INDI	indie Semiconductor, Inc. provides automotive semiconductors and software solutions for advanced driver assistance systems, connected car, user experience, and electrification applications. It offers devices for a multitude of automotive applications spanning ultrasound for parking assistance, in cabin wireless charging, infotainment and LED lighting for enhancing the user experience, and telematics and cloud access for connectivity; and photonic components on various technology platforms, including fiber bragg gratings, low noise lasers, athermal and tunable packaging, photonic integration, and low noise and high-speed electronics for the laser systems, optical sensing, and optical communication markets. The company was incorporated in 2007 and is headquartered in Aliso Viejo, California.
Navitas Semiconductor Corporation	NasdaqGM:NVTS	Navitas Semiconductor Corporation designs, develops, and sells gallium nitride (GaN) power integrated circuits in China, the United States, Taiwan, Korea, and internationally. The company was incorporated in 2013 and is based in Dublin, Ireland.
Transphorm, Inc.	NasdaqCM:TGAN	Transphorm, Inc., a semiconductor company, develops, manufactures, and sells gallium nitride (GaN) semiconductor components for use in power conversion in Mainland China, Hong Kong, Taiwan, the United States, Japan, South Korea, and Europe. The company’s products include GaN field effect transistors in various packages. Its GaN devices allows customers to design power systems creating functional value in various end products, including smartphone power adapters/fast-chargers, power supplies for datacenter servers/communication, industrial power converters, chargers/converters/inverters for electric vehicles, and other applications. The company offers its products through regional distributors and sales representatives. Transphorm, Inc. was founded in 2007 and is headquartered in Goleta, California.

Source: S&P Capital IQ (as of January 20th, 2023)